Exhibit 4.4

EIGHTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS EIGHTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Eighth Amendment”) is made and entered into effective as of the 7th day of March, 2011 by and between FNDS3000 Corp, a Delaware corporation (the “Company”), and Sherington Holdings, LLC (the “Investor”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company and the Investor have entered into that certain Registration Rights Agreement dated January 6, 2009 (the “Original Agreement”) as amended by that certain First Amendment to Registration Rights Agreement dated July 1, 2009 (the “First Amendment”), that certain Second Amendment to Registration Rights Agreement dated November 2, 2009 (the “Second Amendment”), that certain Third Amendment to Registration Rights Agreement dated November 30, 2009 (the “Third Amendment”), that certain Fourth Amendment to Registration Rights Agreement dated April 8, 2010 (the “Fourth Amendment”), that certain Fifth Amendment to Registration Rights Agreement dated June 16, 2010 (the “Fifth Amendment”), that certain Sixth Amendment to Registration Rights Agreement dated October 19, 2010 (the “Sixth Amendment”) and that certain Seventh Amendment to Registration Rights Agreement dated January 24, 2011 (the “Seventh Amendment” and, collectively with the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment, the “Agreement”); and

WHEREAS, the Parties have entered into that certain Subscription Agreement dated of even date herewith (the “Subscription Agreement”) whereby (a) Investor has agreed to purchase shares of the Company’s Common Stock (the “March 2011 Shares”) for a purchase price of $0.139 per share; and (b) the Company has agreed to issue warrants to Investor initially exercisable for the purchase of an equal number of shares of the Company’s Common Stock at a price equal to $0.278 per share (the “March 2011 Warrant Shares”); and provided that such Common Stock and warrants are to be issued at the Closing (as described in, and each as defined in, the Subscription Agreement); and

WHEREAS, the Parties have amended and restated that certain Sixth Amended and Restated Warrant to Purchase Common Stock of the Company dated January 24, 2011 by entering into that certain Seventh Amended and Restated Warrant to Purchase Common Stock of the Company, of even date herewith (the “Seventh Amended and Restated Warrant”), to clarify the formula with respect to which such Seventh Amended and Restated Warrant may be exercised for Common Stock (such number of shares of Common Stock for which the Seventh Amended and Restated Warrant may be exercised, as may be adjusted pursuant to the terms of the Seventh Amended and Restated Warrant, defined as the “Warrant Shares”); and

WHEREAS, the Parties wish to provide registration rights for the benefit of the Investor and its successors and assigns with respect to the March 2011 Shares, the March 2011 Warrant Shares, and the Warrant Shares.

NOW, THEREFORE, for and in consideration of the mutual promises of the Parties as set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

Amendments to the Agreement

1.1 Section 1.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.13 “Shares” shall mean the Common Shares, the New Common Shares (as defined in the First Amendment), the Warrant Shares (as defined in this Eighth Amendment), the New Warrant Shares (as defined in the First Amendment), the Conversion Shares (as defined in the Second Amendment), the Fall 2009 Common Shares (as defined in the Second Amendment), the Fall 2009 Warrant Shares (as defined in the Second Amendment), the April 2010 Conversion Shares (as defined in the Fourth Amendment), the April 2010 Warrant Shares (as defined in the Fourth Amendment), the October 2010 Shares (as defined in the Sixth Amendment), the October 2010 Warrant Shares (as defined in the Sixth Amendment), the January 2011 Shares (as defined in the Seventh Amendment), the January 2011 Warrant Shares (as defined in the Seventh Amendment), the March 2011 Shares (as defined in this Eighth Amendment and the March 2011 Warrant Shares (as defined in this Eighth Amendment), and any shares of Common Stock hereafter acquired by Investor or its affiliates, as such term is defined in the Securities Act.”

Article 2

Miscellaneous

2.1 Counterparts; Facsimile Signatures. This Eighth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Eighth Amendment, and any telecopy or other facsimile transmission of any signature of a Party shall be deemed an original and shall bind such Party.

2.2 Nature of Amendment. This Eighth Amendment contains the entire agreement of the Parties with respect to the specific subject matter hereof and supersedes all prior written or oral correspondence between the Parties and their representatives (including emails) regarding the specific subject matter hereof.

2.3 Ratification of Agreement. Except as expressly set forth in this Eighth Amendment, all other provisions of the Agreement remain unchanged and in full force and effect.

2.4 Amendments. No amendment to the terms and conditions of this Eighth Amendment shall be valid and binding on the Parties unless made in writing and signed by an authorized representative of each of the Parties.

2.5 Waiver. No waiver of any provision of this Eighth Amendment, or breach hereof, shall be effective unless it is in writing, signed by the Party waiving such provision.

2.6 Governing Law. This Eighth Amendment shall be interpreted in accordance with the substantive and procedural laws of the State of Delaware, without regard to its choice of laws rules which may dictate the application of the laws of another jurisdiction.

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Fnds3000-Sherington Holdings

Eighth Amendment to Registration Rights Agmt

8707807/2

IN WITNESS WHEREOF, the undersigned Investor and the Company have caused this Eighth Amendment to be duly executed as of the date first above written.

FNDS3000 CORP

By	/s/ Joseph F. McGuire
	Name:	Joseph F. McGuire
	Title:	Chief Financial Officer

SHERINGTON HOLDINGS, LLC

By	/s/ Raymond L. Goldsmith
	Name:	Raymond L. Goldsmith
	Title:	Sole Member

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Fnds3000-Sherington Holdings

Eighth Amendment to Registration Rights Agmt

8707807/2